Exhibit 10.5

Bonus Payments to Certain Current Executive Officers and One Former Executive Officer of Franklin Resources, Inc.

The Compensation Committee of the Board of Directors of Franklin Resources, Inc. (the “Company”) approved, on November 2, 2006, the Company’s payment of the following cash bonus amounts in connection with the Company’s Amended and Restated Annual Incentive Compensation Plan (the “AIP”) to, among others, the following current executive officers of the Company: Anne M. Tatlock, Vice Chairman and Member – Office of the Chairman of the Company, $650,000; Vijay C. Advani, Executive Vice President – Global Advisor Services of the Company, $1,075,000; Murray L. Simpson, Executive Vice President of the Company, $250,000; William Y. Yun, Executive Vice President – Institutional, $675,000; Jennifer J. Bolt, Executive Vice President – Operations and Technology, $750,000; and Kenneth A. Lewis, Senior Vice President, Chief Financial Officer and Treasurer of the Company, $227,500. The cash bonuses were earned under the AIP for the fiscal year ended September 30, 2006. In addition to the cash bonuses set forth above, the Compensation Committee, pursuant to authority vested in the Compensation Committee under the Company’s 2002 Universal Stock Incentive Plan (the “2002 Plan”), granted certain executive officers named above restricted stock awards, the material terms and conditions of which (other than the number of shares covered by the applicable award and the corresponding vesting schedule) are in conformity with the 2002 Plan and the Company’s standard forms of Notice of Restricted Stock Award and Restricted Stock Award Agreement.

Separately, on November 2, 2006, the Compensation Committee approved the Company’s payment of a special bonus in the amount of $616,000 to James R. Baio, the Company’s former Executive Vice President, Chief Financial Officer and Treasurer, in recognition of his past services to the Company. The payment is subject to Mr. Baio executing a standard release agreement with the Company. Mr. Baio previously received, on October 20, 2006, a separate cash bonus of $200,000 earned under the AIP for the fiscal year ended September 30, 2006.